Exhibit 4.8

SECURED PROMISSORY NOTE

$700,000	San Diego, CA
August 17 2020

FOR VALUE RECEIVED, SOS Hydration Inc., a California corporation (the "Borrower"), promises to pay in lawful money of the United States to the order of Gemini Finance Corp. (the “Lender”) on or before January 31, 2021 (the “Maturity Date”), the principal sum not to exceed seven hundred thousand dollars ($700,000), and to pay interest to the Lender on the outstanding principal amount of this Promissory Note in accordance with the provisions hereof.

This Promissory Note is issued pursuant to, and is subject to, that certain Loan Agreement between Borrower and Lender dated as of the date hereof (the “Loan Agreement”). In the event of any inconsistency or conflict between the Loan Agreement and this Promissory Note, the terms, conditions and provisions of the Loan Agreement shall govern and control.

The Borrower’s obligations under this Promissory Note shall be secured by and Borrower hereby grants to lender a perfected security interest against all of the tangible and intangible assets owned by Borrower, and in the Collateral, as defined in that certain Security Agreement, dated on or about the date hereof between the Borrower and the Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement or Security Agreement.

This Promissory Note is subject to the following additional provisions:

Section 1. Participation Fee.

a. Participation Fee. Lender shall receive a one-time non-refundable participation fee equal to two percent (2%) of the principal amount of this Promissory Note, which participation fee shall be added by Lender to the loan made pursuant to this Promissory Note. Borrower understands, acknowledges and agrees that Borrower is being charged interest on the principal amount of this Promissory Note plus the participation fee.

Section 2. Interest; Prepayment

a.                   Interest. Interest shall accrue daily on the outstanding principal amount of this Promissory Note at a rate of two and fifty hundredths percent (2.5%) monthly (the “Note Rate”). The Borrower shall pay to the Lender any and all accrued but unpaid interest hereunder on the Maturity Date. Interest and/or any other sums due which are not paid when due hereunder shall be compounded monthly and shall bear interest at the Default Rate described in the Loan Agreement.

b.                  Prepayment. The Borrower may prepay all or any portion of the principal amount of this Promissory Note, or any accrued and unpaid interest thereon, without penalty at any time. Any payment made pursuant to this Promissory Note shall be credited first to interest then due, the remainder of the payment to principal, and interest shall thereupon cease upon the principal so credited.

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c.                   Mandatory Prepayments. The Borrower shall be required to make mandatory prepayments to Lender pursuant to the following terms:

On each Monday after the date hereof, Borrower shall wire to Lender 40% of all revenue collected during the prior 7 days.

Section 3. Event of Default.

a. Event of Default. Event of Default shall have the meaning set forth in the Loan Agreement. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal and all accrued and unpaid interest shall become immediately due and payable and shall bear interest equal to the Default Rate described in the Loan Agreement, and be payable in accordance with the Loan Agreement from the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith.

Section 4. Miscellaneous

a.                   Waiver. The Borrower expressly waives all notices, demands, presentments, protests, and all other suretyship and similar defenses in connection with the execution, delivery, payment and enforcement of this Promissory Note. No indulgence granted by Lender hereof in any instance shall constitute a waiver or consent to any other indulgence in any other similar or dissimilar, prior or subsequent instance. This Promissory Note may not be amended, modified, or supplemented except by written agreement signed by the Lender. Time is of the essence with respect to all obligations of Borrower under this Promissory Note.

b.                  Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder shall be in writing and delivered personally, by facsimile, by email or sent by a nationally recognized overnight courier service, addressed to the Borrower, at the address set forth below, or such other facsimile number, email or address as the Borrower may specify for such purpose by notice to the Lender delivered in accordance with this Section.

c.                   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. Borrower agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Promissory Note or the other agreements (whether brought against Borrower or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of San Diego, County of San Diego (the “San Diego Courts”). Borrower hereby irrevocably submits to the exclusive jurisdiction of the San Diego Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Promissory Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such San Diego Courts, or such San Diego Courts are improper or inconvenient venue for such proceeding. Borrower hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Borrower at the address in effect for notices to it under this Promissory Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If Lender shall commence an action or proceeding to enforce any provisions of this Promissory Note, then the Lender shall be reimbursed by the Borrower for its attorney’s fees and other costs and expenses reasonably incurred in the investigation, preparation and prosecution of such action or proceeding.

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d.                  Other. To the fullest extent permitted by law, the Borrower agrees not to insist upon or plead or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, in force at the time of execution of this Promissory Note or hereafter, in connection with any action that may be brought by the Lender in order to enforce any right or remedy under this Promissory Note. Notwithstanding any provision to the contrary contained herein, it is expressly agreed and provided that the total liability of the Borrower under this Promissory Note for payments in the nature of interest shall not exceed the maximum lawful interest rate authorized under applicable law. If the effective interest rate otherwise applicable under this Promissory Note exceeds such maximum lawful interest rate, then such applicable interest rate shall be reduced so as not to exceed such maximum lawful interest rate. Borrower consents to any number of renewals or extensions of the time of payment hereof, to the release of all or any part of the security for the payment hereof and to the release of any party liable for repayment of the obligations hereunder. Any such renewals, extensions or releases may be made without notice to any of said parties and without affecting their liability.

e.                   Waiver of Jury Trial. BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE LOAN, THE LOAN DOCUMENTS OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OR THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

f.                    Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

g.                  Full Power and Authority. Borrower has the full power and ability to execute and deliver this Note, and this Note constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms.

h.                  Business Purpose Declaration. Borrower hereby agrees and acknowledges that the credit to be provided to Borrower by Lender in connection with this loan is to be used wholly or predominantly for business or investment purposes (or for both purposes).

BALLOON PAYMENT NOTICE:

THIS NOTE IS PAYABLE IN FULL AT MATURITY. BORROWER MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND ANY ACCRUED AND/OR UNPAID INTEREST AND OTHER CHARGES WHEN DUE. LENDER IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE OR THE UNDERLYING LOAN AT THAT TIME. BORROWER WILL, THEREFORE BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT BORROWER MAY OWN, OR BORROWER WILL HAVE TO FIND ANOTHER LENDER WILLING TO LEND YOU THE MONEY. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS, INCLUDING LOAN ORIGINATION FEES, NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE SAME LENDER.

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IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed as of the date hereof.

SOS Hydration Inc.
By:/s/ James Mayo Name: James Mayo Title: President

Address:        548 Market Street

PMB 82331

San Francisco, CA 94104

Email: james@sosrehydrate.com

Phone: (415) 815-7665

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